                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              ---------------------

                                   FORM 8-K/A



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
        Date of report (Date of earliest event reported) April 15, 1999



                            ---------------------



                       L-3 COMMUNICATIONS HOLDINGS, INC.
                                      AND
                        L-3 COMMUNICATIONS CORPORATION
          (Exact name of registrants as specified in their Charters)


                                    DELAWARE
                (State or Other Jurisdiction of Incorporation)




                001-14141                                 13-1917434
                333-46983                                 13-3937436
        (Commission File Number)               (IRS Employer Identification No.)

  600 THIRD AVENUE, NEW YORK, NEW YORK                      10016
(Address of Principal Executive Offices)                  (Zip Code)

                                (212) 697-1111
                               (Telephone Number)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
        AND EXHIBITS




a. Financial Statements

   Aydin Corporation Consolidated Financial Statements as of December 31, 1998
    and for the year ended December 31, 1998 .................................... A-1 to A-15
    Consolidated Statement of Operations for the year ended December 31, 1998 ...
    Consolidated Balance Sheet as of December 31, 1998 ..........................
    Consolidated Statement of Cash Flows for the year ended December 31, 1998 ...
    Notes to the Consolidated Financial Statements ..............................
    Report of Grant Thornton LLP ................................................
b. Pro Forma Financial Information

   L-3 Communications Holdings, Inc. and L-3 Communications Corporation
    Unaudited Pro Forma Condensed Consolidated Financial Statements as of
    December 31, 1998 and for the year ended December 31, 1998 .................. B-1 to B-9

c. Exhibits

   23. Consent of Grant Thornton LLP ............................................

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        L-3 COMMUNICATIONS HOLDINGS, INC
                                         and
                                        L-3 COMMUNICATIONS CORPORATION
                                        ---------------------------------------
                                        Registrant


Date: May 12, 1999                      By: /s/ Robert V. LaPenta
                                           ------------------------------------
                                           President and Chief Financial
                                           Officer

a. Financial Statements












                               AYDIN CORPORATION


         Consolidated Financial Statements as of and for the year ended
                               December 31, 1998

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Aydin Corporation


We have audited the consolidated balance sheet of Aydin Corporation and subsidiaries as of December 31, 1998 and the related consolidated statements of operations and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aydin Corporation and subsidiaries as of December 31, 1998 and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Grant Thornton LLP


Philadelphia, Pennsylvania
February 19, 1999
Except for Note O as to
which the date is March 1, 1999

                               AYDIN CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998



Net sales ...................................................  $  77,888,000
Costs and expenses
 Cost of sales
   Contract arbitration and related .........................     19,814,000
   Other ....................................................     59,724,000
 Selling, general and administrative ........................     21,496,000
 Research and development ...................................      1,502,000
 Interest income, net .......................................       (701,000)
 Restructuring costs ........................................      1,548,000
 Environmental remediation costs ............................        511,000
 Gain on sale of divisions ..................................     (5,608,000)
                                                               -------------
 Total costs and expenses ...................................     98,286,000
Loss from continuing operations before income taxes .........    (20,398,000)
Income tax recovery .........................................       (750,000)
                                                               -------------
Loss from continuing operations .............................    (19,648,000)
Discontinued operations
 Loss from operations of discontinued division ..............     (4,069,000)
 Loss on disposal of discontinued division ..................     (2,590,000)
                                                               -------------
 Total loss from discontinued operation .....................     (6,659,000)
                                                               -------------
Net loss ....................................................  $ (26,307,000)
                                                               =============
Loss per common and common equivalent share --
 Continuing operations --
   Basic ....................................................  $       (3.77)
                                                               =============
   Fully diluted ............................................  $       (3.77)
                                                               =============
 Discontinued operation --
   Basic ....................................................  $       (1.28)
                                                               =============
   Fully diluted ............................................  $       (1.28)
                                                               =============
 Net loss
   Basic ....................................................  $       (5.05)
                                                               =============
   Fully diluted ............................................  $       (5.05)
                                                               =============

                 See notes to consolidated financial statements

                               AYDIN CORPORATION

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998



                                                         ASSETS
Current assets
 Cash and cash equivalents ................................................   $ 5,861,000
 Restricted cash and investment securities ................................     3,589,000
 Accounts receivable, net of allowances for doubtful accounts of $681,000 .    21,738,000
 Unbilled revenue .........................................................    26,128,000
 Inventories, net of obsolesence allowances of $176,000 ...................    10,361,000
 Prepaid expenses and other ...............................................     1,378,000
                                                                              -----------
   Total current assets ...................................................    69,055,000
Property, Plant and Equipment, at cost, net of accumulated depreciation and
 amortization of $20,903,000 ..............................................    12,587,000
Other assets ..............................................................       483,000
                                                                              -----------
   Total assets ...........................................................   $82,125,000
                                                                              ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term bank debt .....................................................   $   133,000
 Accounts payable .........................................................     4,859,000
 Accrued liabilities:
   Compensation ...........................................................     3,370,000
   Other ..................................................................     5,448,000
Contract billings in excess of recognized revenues ........................     2,279,000
Accrued and deferred income taxes .........................................       382,000
                                                                              -----------
  Total current liabilities ...............................................    16,471,000
                                                                              -----------
Deferred Income Taxes .....................................................       905,000
Other Liabilities .........................................................     1,181,000
Stockholders' Equity:
 Common stock, par value $1 -- authorized, 7,500,000 shares; issued and
   outstanding, 1998 -- 5,220,900 shares ..................................     5,221,000
 Additional paid-in capital ...............................................     3,243,000
 Retained earnings ........................................................    55,104,000
                                                                              -----------
  Total Stockholders' equity ..............................................    63,568,000
                                                                              -----------
Total liabilities and stockholders' equity ................................   $82,125,000
                                                                              ===========

                See notes to consolidated financial statments.

                               AYDIN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1998



Operating Activities:
 Net loss .................................................................     $  (26,307,000)
 Adjustments to reconcile net loss to net cash provided (used) by operating activities:
   Loss from discontinued operation .......................................          4,069,000
   Loss from disposal of discontinued operation ...........................          2,590,000
   Gain on sale of divisions ..............................................         (5,608,000)
   Depreciation and amortization ..........................................          1,985,000
   Deferred income taxes ..................................................            573,000
 Changes in other operating assets and liabilities, net:
   Accounts receivable ....................................................         (1,506,000)
   Unbilled revenue .......................................................         12,490,000
   Contract billings in excess of recognized revenues .....................           (183,000)
   Inventories ............................................................          1,503,000
   Prepaid expenses and other .............................................          3,983,000
   Accounts payable .......................................................         (2,412,000)
   Accrued liabilities ....................................................          3,730,000
   Other long-term liabilities ............................................            233,000
   Accrued income taxes ...................................................         (3,616,000)
   Other ..................................................................           (547,000)
                                                                                --------------
   Net cash used by continuing operations .................................         (9,023,000)
   Net cash provided by discontinued operations ...........................            685,000
                                                                                --------------
 Cash used by operating activities ........................................         (8,338,000)
                                                                                --------------
Investing Activities:
   Proceeds from sale of divisions ........................................          9,202,000
   Purchase of property, plant, and equipment .............................         (1,410,000)
   Equipment purchases of discontinued operation ..........................            (36,000)
                                                                                --------------
   Cash provided by investing activities ..................................          7,756,000
                                                                                --------------
Financing Activities:
   Proceeds from exercise of stock options ................................            114,000
   Net short-term borrowings ..............................................            (67,000)
                                                                                --------------
   Cash provided by financing activities ..................................             47,000
                                                                                --------------
Decrease in cash and cash equivalents .....................................           (535,000)
Cash and cash equivalents at beginning of year ............................          9,985,000
                                                                                --------------
Cash and cash equivalents at end of year ..................................     $    9,450,000
                                                                                ==============

                 See notes to consolidated financial statments

                               AYDIN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of Aydin Corporation ("Aydin") include the accounts of Aydin and its wholly-owned subsidiaries. All significant inter-company transactions and balances are eliminated in consolidation.


CONTRACT ACCOUNTING

     Revenue on long-term type contracts which are greater than $100,000 is generally recorded on the percentage-of-completion method. For such contracts, a portion of the total contract price is included in sales in the proportion that costs incurred to date bear to total estimated costs at completion. The impact of periodic revisions in costs and estimated profit is reflected in the accounting period in which the facts become known.

     For all other contracts, revenue is recognized upon completion of the contract or upon shipment of identifiable units. The entire amount of ultimate losses estimated to be incurred upon completion of contracts is charged to income when such losses become known.

     Contract progress billings are based upon contract provisions for customer advance payments, contract costs incurred, and completion of specified contract objectives. Progress billing balances at December 31, 1998 amounted to $2,092,000. Progress billings are netted against unbilled revenue on the consolidated balance sheet. Contracts may provide for customer retainage of a portion of amounts billed until contract completion. All contract retainage of $370,000 at December 31, 1998 matures in 1999. Contract retainage is included on the consolidated balance sheet as part of accounts receivable. Substantially all of the accounts receivable and unbilled revenue balances at December 31, 1998 are expected to be collected during 1999, although collection of the unbilled revenue is dependent upon Aydin meeting performance milestones.


USE OF ESTIMATES

     In preparing its financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expense during the reported periods. Actual results could differ from those estimates. One such area where the use of estimates could have a significant impact on future results is estimated costs at completion and, in some cases, contract value on Aydin's larger long-term type contracts. During 1998, changes to these estimates on Aydin's larger long-term type contracts had no negative significant aggregate impact, except for a contract with the Government of Turkey to develop a Turkish mobile radar complex ("TMRC"). On the TMRC contract, there was a negative impact in 1998 of approximately $21.5 million pre-tax resulting from increases of estimates of costs to complete the contract. Of this amount, approximately $19.8 million resulted from the arbitration award to Lockheed Martin Tactical Systems, Inc. and other contract costs (described in Note B) booked in the first quarter and $1.7 million related to subsequent increases to estimated costs at completion. Other areas where use of estimates could have a significant impact on future results are inventory obsolescence, accounts receivable bad debts, warranties, claims and litigation.


CASH AND CASH EQUIVALENTS

     Aydin considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalent balances at December 31, 1998 amounted to $5,861,000. All of this cash and cash equivalents is in high quality banks.

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Restricted cash and investment securities at December 31, 1998 represents interest bearing cash collateral required to be maintained against letters of credit. Approximately $2.8 million of Aydin's total cash (restricted and non-restricted) balances at December 31, 1998 were in foreign banks in Turkey. Almost all of this cash in Turkey is in dollar denominated instruments. As a result, there is no material effect of exchange rate changes on cash balances.


INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) and average cost method which approximates FIFO.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Aydin's financial instruments include cash equivalents and receivables. The carrying amounts of these instruments approximate their market value.


DEPRECIATION AND AMORTIZATION

     Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable assets. Amortization of leasehold improvements under operating leases is provided over the terms of the related leases or the asset lives, if shorter. Buildings are depreciated over lives ranging up to 35 years. Machinery and equipment is depreciated over useful lives ranging from 3 to 5 years. Accelerated methods are used for tax purposes.


ADVERTISING, RESEARCH AND DEVELOPMENT COSTS AND INTEREST EXPENSE

     Aydin expenses advertising costs and research and development costs as incurred. Advertising costs were $333,000 for 1998. Interest expense for the year 1998 amounted to $380,000. Interest paid for the year 1998 amounted to $1,079,000.


INCOME TAXES

     Aydin accounts for income taxes on the liability method in accordance with Statement of Financial Accounting Standards (SAS) No. 109, "Accounting for Income Taxes."


FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of the Aydin's United Kingdom subsidiary (most of which business was sold during 1998 as part of the discontinued Displays Division described in Note C) were translated from the local currency into U.S. dollars at year-end rates while income and expenses were translated at the weighted average exchange rate for the year. The resulting unrealized net translation losses were shown as a separate component of stockholders' equity in years prior to 1998. These translation losses became realized in 1998 and were written off as part of the loss on the sale of the discontinued operation. The translation effects of the Turkish subsidiary are reflected in the statements of operations because of the high inflation in the Turkish economy. Pretax income includes foreign currency translation losses relating to the Turkish subsidiary of $148,000 for 1998.


EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Aydin has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Weighted average shares outstanding for 1998 were 5,215,331.


     The number of shares to be purchased from outstanding stock options were not included in the computation of 1998 diluted loss per share. The number of shares and the corresponding weighted average exercise prices for each period are shown in Note I. Also, warrants for 200,000 shares at a weighted exercise price of $12.65 were not included in the computation of loss per share for these periods.


WARRANTY COSTS


     The usual warranty period on Aydin's contracts and products is one year, which is provided for in warranty accruals.


LONG-LIVED ASSETS


     Aydin continually reviews long-lived assets to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent dimunition in value had occurred.


NEW ACCOUNTING STANDARDS


     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" which Aydin adopted in 1998 with no resulting material impact on the financial statements.


     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which was adopted in 1998. See note N for this disclosure.


NOTE B--CONTRACT ARBITRATION


     As previously reported in 1998, Aydin previously submitted to arbitration its dispute with a subcontractor (Lockheed Martin Tactical Systems, Inc.) on the TMRC contract with the Government of Turkey. On April 10, 1998, the arbitration panel awarded Lockheed $17,162,000 plus interest. As of December 31, 1998, the award and interest was paid in full. The consolidated statement of operations caption "Cost of sales-contract arbitration and related" includes this charge as well as other related costs on the TMRC contract aggregating $19,814,000.


NOTE C--SALE OF DIVISIONS


     In November 1998, Aydin sold its Displays Division business segment pursuant to a plan adopted in the third quarter 1998. The current and prior period results of the Displays Division are reported in the accompanying financial statements in the discontinued operations categories. The Displays Division was sold for a cash payment of approximately $6.4 million. The sale resulted in a loss of $1,390,000, and an operating loss of $1,200,000 (pre-tax and after tax) was incurred during the fourth quarter phase out period. These losses included accruals of $570,000 at December 31, 1998 for estimated costs in connection with the sale, including severance, employee incentives and legal fees. The net assets sold consisted primarily of inventories and accounts receivable. Summarized results of the Displays Division for the year ended December 31, 1998 were as follows:

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   Net sales .............................................     $ 13,326,000
   Costs and expenses ....................................       17,395,000
                                                               ------------
   Loss before income taxes ..............................       (4,069,000)
   Provision (benefit) for income taxes ..................               --
                                                               ------------
   Net loss from discontinued operations .................       (4,069,000)
   Loss from sale of discontinued operations .............       (2,590,000)
                                                               ------------
   Total loss related to discontinued operations .........     $ (6,659,000)
                                                               ============

     In October 1998, Aydin sold the West Coast Microwave Division component of its Communications segment for a cash payment of approximately $8.8 million. The sale resulted in a gain of $5.6 million (pre-tax and after tax) which is reported in the accompanying statement of operations.


NOTE D--INVENTORIES

     Inventories consist of:



   Raw materials ............   $ 4,810,000
   Work in process ..........     4,593,000
   Finished product .........       958,000
                                -----------
                                $10,361,000
                                ===========

NOTE E--PROPERTY, PLANT, AND EQUIPMENT

     Aydin's investment in property, plant, and equipment is shown below.



   Land ...................................................   $ 1,456,000
   Buildings ..............................................     9,511,000
   Machinery and equipment ................................    22,523,000
                                                              -----------
                                                               33,490,000
   Less accumulated depreciation and amortization .........    20,903,000
                                                              -----------
                                                              $12,587,000
                                                              ===========

NOTE F--CREDIT ARRANGEMENT

     At December 31, 1998, $7.2 million of letters of credit were outstanding for various foreign contracts under a credit line which is renewable annually. The letters of credit have been issued to foreign entities principally to guarantee performance under contracts or the return of advance payments. Aydin's real estate has been pledged as security against these letters of credit which carry a commission rate of 1.5% annually. At December 31, 1998, Aydin was in default of certain financial covenants against this agreement. The bank has placed a prospective $5 million limit on Aydin's credit line. As a result, new letters of credit cannot be issued until existing ones are liquidated to bring the current balance under $5 million.

     Also at December 31, 1998 there was a $7 million of letter of credit balance open with a foreign bank for the completion of Aydin's TMRC contract with the Government of Turkey. Cash collateral of $2.5 million was on deposit with this bank at December 31, 1998 as security for this letter of credit which carries a commission rate of .8%. This letter of credit was originally $49 million in 1990. The letter of credit has been liquidated in the past based on collections against the contract. The customer is currently requesting that further liquidation of the balance ($7 million) be based on progress by

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Aydin in satisfying certain remaining contractual obligations rather than collections against the contract. Aydin is currently seeking an appropriate source to establish a replacement letter of credit along the lines requested by the customer.


     In addition, there was an outstanding letter of credit against a foreign contract at December 31, 1998 for approximately $1 million which was 100% secured with cash collateral.


     The weighted average interest rates on short-term borrowings outstanding at December 31, 1998 were 10%. Subsequent to year end, all short-term borrowings were paid off.


NOTE G--ENVIRONMENTAL REMEDIATION


     Aydin, along with others, was responsible for the costs of cleanup under an order of the State of California at a site leased by Aydin prior to 1984. Cleanup of the site was completed during 1996 and site monitoring over a thirty
(30) year period commenced in 1997. The estimated site monitoring costs to be expended over the remaining 28 year period are $2.9 million, or approximately $105,000 per year. The amount to be paid has been included in the accompanying consolidated balance sheet as an other (non current) liability discounted at 7% to the expected payment dates.


NOTE H--STOCKHOLDERS' EQUITY


     The changes in common stock, additional paid-in capital, and retained earnings during the year 1998 were as follows:




                                                                     COMMON      ADDITIONAL
                                                                     STOCK        PAID-IN        RETAINED
                                                                     PAR $1       CAPITAL        EARNINGS
                                                                 ------------- ------------- ----------------
  Balance, December 31, 1997
    (5,208,800 common shares) ..................................  $5,209,000    $3,141,000    $  81,411,000
  Issuance of 1,136 shares pursuant to a stock grant ...........       1,000        18,000               --
  Issuance of 11,000 shares in payment of employee
    bonuses ....................................................      11,000        84,000               --
  Net loss .....................................................          --            --      (26,307,000)
                                                                  ----------    ----------    -------------
  Balance, December 31, 1998 (5,220,936 common shares) .........  $5,221,000    $3,243,000    $  55,104,000
                                                                  ==========    ==========    =============

NOTE I--STOCK OPTIONS AND WARRANTS


     Pursuant to stock option plans, Aydin has granted certain officers, directors, and key employees options to purchase shares of its common stock. Options granted under the plans must have an option price determined by the Board of Directors, but in any event, not less than the fair market value of the stock on the date of grant. Generally, options become exercisable one-fourth annually beginning one year after grant, on a cumulative basis, and expire ten years after grant.

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     There is no charge to income with respect to stock options under the plans. A summary of the changes in options during 1998 follows:




                                                                                 SHARES
                                            SHARES UNDER   WEIGHTED AVERAGE   AVAILABLE FOR
                                               OPTION       EXERCISE PRICE       OPTION
                                           -------------- ------------------ --------------
 At December 31, 1997 ....................     496,113         $ 10.89           245,797
 Options granted:
  Option plan ............................     325,400         $  9.25          (325,400)
 Options cancelled .......................    (396,963)        $ 10.85           396,963
 Cancellations of authorizations .........          --              --            (9,322)
                                              --------         -------          --------
 At December 31, 1998 ....................     424,550         $  9.67           308,038
                                              ========         =======          ========

     The following table summarizes information concerning currently outstanding and exercisable stock options:




                                 TOTAL SHARES UNDER OPTION                 SHARES EXERCISABLE
                        --------------------------------------------   --------------------------
                                           WEIGHTED-
                                            AVERAGE       WEIGHTED-                     WEIGHTED-
                                           REMAINING       AVERAGE                       AVERAGE
       RANGE OF             NUMBER        CONTRACTUAL      EXERCISE        NUMBER       EXERCISE
    EXERCISE PRICE       OUTSTANDING     LIFE (YEARS)       PRICE       EXERCISABLE       PRICE
---------------------   -------------   --------------   -----------   -------------   ----------
   $ 8.00 -- $12.00        411,300            9.2         $  9.54          30,431       $ 10.30
   $12.01 -- $16.75         13,250            8.7         $ 13.59           8,770       $ 13.20
                           -------                                         ------
                           424,550                                         39,201
                           =======                                         ======

     Aydin has adopted only the disclosure provisions of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123). It applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than restricted stock. If Aydin had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by FAS 123, Aydin's net income and earnings per share would be reduced to the pro forma amounts indicated below :



   NET LOSS ...............   As reported       $ (26,307,000)
                              Pro-forma         $ (27,366,000)
   LOSS PER SHARE .........   As reported       $       (5.05)
                              Pro-forma         $       (5.25)

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of each option grant is estimated on the date of grant using the Black-Sholes options-pricing model with the following weighted-average assumptions used for grants in 1998: dividend yield of 0 percent for all years; expected volatility of 27.9 percent; risk-free interest rates of 5.36 percent; and expected lives of 5 to 10 years.


     In May 1997, Aydin issued warrants with three year expiration dates for 200,000 shares of its common stock at exercise prices of $12.10 and $13.20 per share. These warrants remain outstanding and have had no impact on Aydin's earnings per share calculations.

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J--TAXES ON INCOME


     The recovery of income taxes is shown below. The recovery represents tax loss carrybacks to earlier years, utilization of foreign tax credits, and other items.




                              FEDERAL        STATE      FOREIGN          TOTAL
                         ----------------   -------   -----------   --------------
   Current ...........     $   (693,000)    0          $516,000       $ (177,000)
   Deferred ..........         (573,000)    0                 0         (573,000)
                           ------------     -------    --------       ----------
                           $ (1,266,000)    0          $516,000       $ (750,000)
                           ============     =======    ========       ==========

     The components of deferred income tax balances follow.



   Federal net operating loss carryforward ..............    $  4,984,000
   Valuation reserve against net operating loss .........      (4,984,000)
   Contract accounting ..................................         835,000
   Excess of tax over book depreciation .................       1,306,000
   Inventory valuation ..................................        (163,000)
   Environmental clean-up ...............................        (402,000)
   Other, net ...........................................      (1,099,000)
                                                             ------------
   Total Deferred Liability .............................    $    477,000
                                                             ============

     A reconciliation between the federal statutory rate and the effective income tax rate (computed by dividing income taxes by income before income taxes) is as follows:



   Federal statutory rate .................................................        (34.0)%
   Effects of higher foreign income taxes, including dividends of a foreign
     subsidiary and foreign tax credits ...................................         13.6
   Valuation allowance due to net operating loss ..........................         18.4
   Other, net .............................................................        (  .8)
                                                                                   -----
   Effective income tax rate ..............................................        ( 2.8)%
                                                                                   =====

     Income tax refunds, net of payments, amounted to $1,802,000 in 1998.


     At December 31, 1998 Aydin had available approximately $14.7 million of unused net operating losses which expire in 20 years and approximately $2.1 million of unused foreign tax credits which expire in 2002. Pre-tax income from foreign operations is shown under Note K below.


NOTE K--NATURE OF OPERATIONS, EXPORT SALES, MAJOR CUSTOMERS, AND
FOREIGN OPERATIONS


     Aydin designs, engineers, manufactures, markets, distributes, and installs technologically advanced communications products and systems which are sold worldwide. Aydin generates approximately 30% of its sales from standard products and systems and the balance of its sales from custom-designed systems and equipment based on customers' specific requirements. Aydin offers a broad range of products due to its ability to combine analog microwave engineering methods with digital techniques and software.

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Export sales by geographic area are as follows:



   Asia .......................   $ 3,075,000
   Africa .....................     3,235,000
   Europe .....................    15,425,000
   North America ..............     1,982,000
   South America ..............     1,116,000
   Other ......................        39,000
                                  -----------
   Total export sales .........   $24,872,000
                                  ===========

     The U.S. Government and the Government of Turkey were the only customers to whom sales exceeded 10% of consolidated sales during any of the past three years. Sales to U.S. Government agencies, principally the Department of Defense, amounted to $26,567,000 in 1998. Sales to the Government of Turkey amounted to $9,575,000 in 1998. Foreign assets included in the consolidated balance sheet amounted to $10.9 million at December 31, 1998. Of $2.8 million at December 31, 1998 are cash and short-term investments of the Company's Turkish subsidiary consisting primarily of U.S. dollar denominated interest-bearing time deposits. Foreign sales and pretax loss for 1998 were $5.7 million and $7.4 million, respectively. Most of the loss was from increases in estimated costs at completion on the TMRC contract with the Government of Turkey at the Turkish subsidiary.


NOTE L--RESTRUCTURING COSTS

     During the first quarter of 1998 Aydin recorded a restructuring charge of $1.5 million as a result of a decision to close its Raytor Division ($961,000) and downsize the corporate staff ($587,000) in line with expected declines in backlog and sales levels. The restructuring was completed during the third quarter. Of the total charge of $1.5 million, approximately $.6 million was for cash outlays and $.9 million was for non-cash asset write-offs. The major charges consisted of: severance benefits for 60 employees ($.6 million); facility exit costs ($.2 million); and write-offs of inventory, equipment, and receivables ($.7 million).


NOTE M--COMMITMENTS AND CONTINGENCIES

     Aydin's contracts with the U.S. Government are subject to audit by the government and price adjustment under certain circumstances. Aydin also has receivables due from the U.S. Government on certain contracts whose collectability is dependent on Aydin prevailing in its positions. Management believes it has sufficient reserves to cover such matters. However, unfavorable outcomes could have a material impact on future results of operations.

     Future annual minimum rental payments required under operating leases that have lease terms in excess of one year at December 31, 1998 are $45,000 for each of the years 1999 through 2003.


NOTE N--SEGMENT REPORTING

     Aydin adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about the operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Aydin's current chief operating decision maker is the President and Chief Operating Officer, formerly it was the Chief Executive Officer. The operating segments are managed separately by operating unit heads reporting to the chief operating decision maker.

                               AYDIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Aydin's reportable operating segments include the Telemetry Division, the Communications Division and the Turkish Operations. The Telemetry segment designs, manufactures and markets components and systems worldwide for flight and ground testing for military and commercial applications. The Communications segment designs, manufactures and markets data and voice communication systems and products worldwide for commercial and military markets. The Turkish segment consists of the 100% owned Turkish subsidiary (Aydin Yazilim) and includes a US support program office. This segment designs, manufactures and markets a range of communications products. This segments main area of business is the design and manufacture of a command, control and communications system (the TMRC program) for the Turkish military. The other segment manufactures and markets printed circuit boards used in commercial products.

     The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies in Note A.




                                                   COMMUNI-         TURKISH
                                    TELEMETRY       CATIONS       OPERATIONS        OTHER           TOTAL
                                 -------------- -------------- ---------------- ------------- ----------------
   1998
   Net sales from external
     customers .................  $43,818,000    $16,434,000    $   9,575,000    $3,013,000    $  72,840,000
   Net sales-intersegment ......           --         69,000               --     1,014,000
   Depreciation ................      572,000        468,000          383,000       124,000        1,547,000
   Interest income .............           --             --          577,000            --          577,000
   Interest expense ............           --             --               --            --                0
   Pre-tax income (loss) .......    1,460,000       (134,000)     (22,122,000)      436,000      (20,360,000)
   Segment assets ..............   33,531,000     20,003,000       19,252,000     2,018,000       74,804,000
   Capital expenditures ........      335,000        368,000          392,000       306,000        1,401,000

     A reconciliation of the totals reported for the operating segments to the applicable lines in the consolidated financial statements is as follows:




                                                         DISPOSED DIVISIONS
                                                   -------------------------------
                                                                    ACCOUNTED FOR
                                                                   AS DISCONTINUED
                                      REPORTABLE                      OPERATION      ELIMINATIONS     CONSOLIDATED
                                    SEGMENT TOTAL       TOTAL            (A)          & CORPORATE         TOTAL
                                   --------------- -------------- ---------------- ---------------- ----------------
   1998
   Net sales from external
     customers ...................  $  72,840,000   $ 20,345,000   $ (13,326,000)    $ (1,971,000)   $  77,888,000
   Depreciation ..................      1,547,000        407,000        (174,000)          31,000        1,811,000
   Interest income ...............        577,000                                         504,000        1,081,000
   Interest expense ..............              0                                         380,000          380,000
   Pre-tax income (loss) .........    (20,360,000)    (6,718,000)      6,659,000           21,000      (20,398,000)
   Segment assets ................     74,804,000        846,000                        6,475,000       82,125,000
   Capital expenditures ..........      1,401,000        135,000         (36,000)         (90,000)       1,410,000

(A) Represents amount pertaining to the Displays Division sold in November 1998. These amounts have been included in the discontinued operations classifications in the financial statements.

NOTE O--SUBSEQUENT EVENT


     On March 1, 1999, Aydin entered into an Agreement and Plan of Merger among Aydin, L-3 and Angel Acquisition Corporation, a wholly owned subsidiary of L-3 ("Angel"), pursuant to which Angel launched a tender offer on March 5, 1999 to acquire all the issued and outstanding common stock of Aydin for $13.50 per share of common stock, L-3 and Angel expect to complete the tender offer and acquisition in April 1999.

b. Pro Forma Financial Information















                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION



        Unaudited Pro Forma Condensed Consolidated Financial Statements as of December 31, 1998 and for the year ended December 31, 1998

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma statement of operations data gives effect to the following transactions (collectively, the "Transactions") as if they had occurred on January 1, 1998: (i) the acquisition by L-3 Communications Corporation (the "Company") of all of the outstanding common stock of Aydin Corporation ("Aydin") which was completed in April 1999; (ii) the Company's purchase of all of the outstanding stock of SPD Technologies, Inc. ("SPD") and the acquisitions by the Company of the assets of the Ocean Systems business ("Ocean Systems") of Allied Signal, Inc., the assets of ILEX Systems, Inc. ("ILEX") and the assets of the Satellite Transmission Systems division ("STS") of California Microwave, Inc. (collectively, the "1998 Acquisitions"); (iii) the contribution by L-3 Communications Holdings, Inc. ("Holdings") to the Company of the net proceeds from its common stock offering completed in February 1999 which amounted to $201.5 million (the "February 1999 Common Stock Offering"), the contribution by Holdings to the Company of the net proceeds from Holdings' common stock initial public offering (the "IPO") completed in May 1998 which amounted to $139.5 million, the sale by the Company of $200.0 million of 8% Senior Subordinated Notes due August 1, 2008 (the "December 1998 Notes"), the sale by the Company of $180.0 million of 81/2% Senior Subordinated Notes due May 15, 2008 (the "May 1998 Notes"), the amendments of the Company's Senior Credit Facilities to increase the available borrowings under the bank credit facilities to 400.0 million, and the application of the net proceeds of these financing transactions (collectively, the "Financing Transactions"). The Company is a wholly owned subsidiary of Holdings, and Holdings has no assets or liabilities and conducts no operations other than through the Company. The pro forma balance sheet data gives effect to the February 1999 Common Stock Offering and the Aydin acquisition as if they had occurred on December 31, 1998. The pro forma financial information is based on (i) the audited consolidated financial statements of the Company as of December 31, 1998 and for the year then ended, (ii) the audited consolidated financial statements of Aydin as of December 31, 1998 and for the year then ended, and (iii) the statements of operations of the 1998 Acquisitions for the periods from January 1, 1998 to each of their respective dates of acquisition, using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma results do not give effect to any of the Company's other acquisitions, including the acquisition of Microdyne.


     The pro forma adjustments are based upon preliminary estimates of purchase prices and the related purchase price allocations for the acquisitions of Aydin and SPD. Actual adjustments will be based on final appraisals and other analyses of fair values which are in process. Management does not expect that differences between the preliminary and final allocations will have a material impact on the Company's pro forma financial position or results of operations. The pro forma statement of operations does not reflect any cost savings that management of the Company believes would have resulted had the Transactions occurred on January 1, 1998. The pro forma financial information should be read in conjunction with (i) the audited consolidated financial statements of the Company as of December 31, 1998 and for the year then ended (ii) the audited consolidated financial statements of Aydin as of December 31, 1998 and for the year then ended, and (iii) the unaudited condensed consolidated statements of operations of SPD for the six months ended June 30, 1998. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of the Company that actually would have occurred had the Transactions been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1998




                                                                                                  AYDIN
                                                               FEBRUARY 1999                   ACQUISITION
                                                                COMMON STOCK                    PRO FORMA
                                                  COMPANY       OFFERING(8)       AYDIN      ADJUSTMENTS(6)      PRO FORMA
                                               ------------   ---------------   ---------   ----------------   ------------
                                                                       (in millions)
ASSETS
Currents assets:
 Cash and cash equivalents .................    $    26.1        $  201.5        $  9.5         $ (73.8)        $   163.3
 Contracts in process ......................        351.0              --          58.1           ( 1.5)            407.6
 Other current assets ......................         28.2              --           1.4              --              29.6
                                                ---------        --------        ------         -------         ---------
   Total current assets ....................        405.3           201.5          69.0           (75.3)            600.5
                                                ---------        --------        ------         -------         ---------
Property, plant and equipment, net .........        123.1              --          12.6              --             135.7
Intangibles, primarily cost in excess of
 net assets acquired, net of
 amortization ..............................        669.4              --            --             6.7             676.1
Other assets ...............................         87.6              --           0.5             5.0              93.1
                                                ---------        --------        ------         -------         ---------
  Total assets .............................    $ 1,285.4        $  201.5        $ 82.1         $ (63.6)        $ 1,505.4
                                                =========        ========        ======         =======         =========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .........    $      --        $     --        $  0.1         $  (0.1)        $      --
 Accounts payable and accrued
   expenses ................................        165.1              --          13.7              --             178.8
 Customer advances .........................         45.9              --           2.3              --              48.2
                                                                                                -------
 Other current liabilities .................         36.5              --           0.4              --              36.9
                                                ---------        --------        ------         -------         ---------
   Total current liabilities ...............        247.5              --          16.5           ( 0.1)            263.9
                                                ---------        --------        ------         -------         ---------
 Pension, postretirement benefits and
   other liabilities .......................        132.9              --           2.1              --             135.0
 Long-term debt ............................        605.0              --            --              --             605.0
 Shareholders' equity ......................        300.0           201.5          63.5           (63.5)            501.5
                                                ---------        --------        ------         -------         ---------
   Total liabilities and shareholders'
    equity .................................    $ 1,285.4        $  201.5        $ 82.1         $ (63.6)        $ 1,505.4
                                                =========        ========        ======         =======         =========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1998




                                      COMPANY
                                       YEAR                                1998
                                       ENDED                           ACQUISITIONS
                                   DECEMBER 31,         1998            PRO FORMA
                                       1998       ACQUISITIONS(2)   ADJUSTMENTS(1)(3)
                                  -------------- ----------------- -------------------
                                                     (in millions)
STATEMENT OF OPERATIONS:
Sales ...........................   $ 1,037.0        $  126.2           $     --
Costs and expenses ..............       936.7           117.6                2.5
                                    ---------        --------           --------
  Operating income (loss)........       100.3             8.6               (2.5)
Interest and investment
 income (expense) ...............         2.7              --                 --
Interest expense ................        49.5             5.1                 --
                                    ---------        --------           --------
  Income (loss) before
   income taxes .................        53.5             3.5               (2.5)
Income tax expense (benefit).....        20.9             1.6               (1.0)(9)
                                    ---------        --------           --------
  Net income (loss) .............   $    32.6        $    1.9           $   (1.5)
                                    =========        ========           ========
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................   $     1.32
                                    ==========
 Diluted ........................         1.26
                                    ----------
WEIGHTED AVERAGE COMMON
 SHRES OUTSTANDING(11):
 Basic ..........................        24.7
                                    ==========
 Diluted ........................        25.9
                                    ==========



                                                                            AYDIN
                                                                         ACQUISITION
                                      FINANCING                           PRO FORMA           PRO
                                   TRANSACTIONS(4)      AYDIN(5)      ADJUSTMENTS(6)(7)    FORMA(11)
                                  ----------------- ---------------- ------------------- -------------
                                                              (in millions)
STATEMENT OF OPERATIONS:
Sales ...........................     $     --         $    77.9           $ (4.6)        $ 1,236.5
Costs and expenses ..............           --              99.0              1.4           1,157.2
                                      --------         ---------           ------         ---------
  Operating income (loss)........           --             (21.1)            (6.0)             79.3
Interest and investment
 income (expense) ...............           --               0.7               --               3.4
Interest expense ................          6.2                --               --              60.8
                                      --------         ---------           ------         ---------
  Income (loss) before
   income taxes .................         (6.2)            (20.4)            (6.0)             21.9
Income tax expense (benefit).....         (2.4)(9)         ( 0.8)(9)         (0.2)             18.1
                                      --------         ---------           ------         ---------
  Net income (loss) .............     $   (3.8)        $   (19.6)          $ (5.8)        $     3.8
                                      ========         =========           ======         =========
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................                                                         $     0.12
                                                                                          ==========
 Diluted ........................                                                               0.11
                                                                                          ==========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING(11):
 Basic ..........................          7.6                                                 32.3
                                      ========                                            ==========
 Diluted ........................          7.7                                                 33.6
                                      ========                                            ==========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                           L-3 COMMUNICATIONS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following facts and assumptions were used in determining the pro forma effect of the Transactions.


1. On August 13, 1998, the Company acquired 100% of the stock of SPD for $241.4 million of cash, including expenses net of cash acquired. On February 5, 1998, March 4, 1998 and March 31, 1998, the Company purchased the assets of STS, ILEX and Ocean Systems for $27.0 million, $51.9 million and $68.8 million, respectively, of cash including expenses net of cash acquired.
    The aggregate purchase prices including expenses, net of cash acquired, for the 1998 Acquisitions of $388.6 million were financed with the net proceeds from the Financing Transactions (see Note 4 below). The 1998 Acquisitions are all included in the Company's historical balance sheet as of December 31, 1998.


2. The pro forma statement of operations for the year ended December 31, 1998 includes the following historical data for the 1998 Acquisitions.



                                                                                               OCEAN           1998
                                                       SPD(a)       STS(b)      ILEX(b)     SYSTEMS(c)     ACQUISITIONS
                                                    -----------   ----------   ---------   ------------   -------------
                                                                               (in millions)
   Sales ........................................    $  105.5       $  2.3      $  4.5       $  13.9        $  126.2
   Costs and expenses ...........................        94.4          5.9         4.4          12.9           117.6
                                                     --------       ------      ------       -------        --------
    Operating income (loss) .....................        11.1         (3.6)        0.1           1.0             8.6
   Interest and investment income ...............          --           --          --            --              --
   Interest expense .............................         5.0           --          --           0.1             5.1
                                                     --------       ------      ------       -------        --------
    Income (loss) before income taxes . .........         6.1         (3.6)        0.1           0.9             3.5
   Income tax (benefit) provision . .............         2.2         (1.0)         --           0.4             1.6
                                                     --------       ------      ------       -------        --------
    Net income (loss) ...........................    $    3.9       $ (2.6)     $  0.1       $   0.5        $    1.9
                                                     ========       ======      ======       =======        ========

----------
   (a) Represents historical results of operations for the six-month period ended June 30, 1998. These results of operations exclude a pre-tax nonrecurring noncash compensation charge of approximately $22.1 million related to the acceleration of the vesting date for all outstanding stock options of SPD caused by the Company's acquistion of SPD.

   (b) Represents historical results of operations for the one-month period ended January 31, 1998.

   (c) Represents historical results of operations for the three-month period ended March 31, 1998.



3. The aggregate estimated excess of purchase price, including expenses, over the estimated fair value of net assets acquired related to the 1998 Acquisitions of $339.3 million is comprised of $215.3 million, $5.5 million, $44.3 million and $74.2 million, respectively, for SPD, STS, ILEX and Ocean Systems, and is being amortized over 40 years for SPD, ILEX and Ocean Systems and 15 years for STS resulting in amortization expense of $8.7 million per annum. The preliminary purchase price allocation for SPD also includes an adjustment of $5.0 million to intangible assets to reflect the estimated value of acquired identifiable intangibles which are being amortized over 15 years resulting in amortization expense of $0.3 million per annum.

                           L-3 COMMUNICATIONS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

   Adjustments to costs and expenses in the pro forma statements of operations relating to the 1998 Acquisitions were comprised of the following:


                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                                                           1998
                                                                                      --------------
                                                                                       (in millions)
   (a) Amortization expense of estimated intangibles, primarily purchase cost in
       excess of net assets acquired .................................................     $  3.7
   (b) Elimination of goodwill amortization expense included in the historical
       financial statements for the 1998 Acquisitions ................................       (1.4)
   (c) Estimated rent expense on the Sylmar facility of Ocean Systems which was not
       acquired by L-3 Communications ................................................        0.3
   (d) Elimination of depreciation expense on buildings and improvements on the
       Sylmar facility of Ocean Systems which was not acquired by L-3
       Communications ................................................................       (0.1)
                                                                                           ------
        Total increase to costs and expenses .........................................     $  2.5
                                                                                           ======

4. The Financing Transactions included (i) the contribution by Holdings to the Company of the net proceeds from the sale by Holdings of 5.0 million shares of its common stock in the February 1999 Common Stock Offering for $42 per share, whose net proceeds amounted to $201.5 million, after underwriting discounts and commissions and other expenses of $8.5 million,
   (ii) the sale by the Company of the December 1998 Notes, which net proceeds amounted to $192.8 million, after the bond discount of $0.6 million and underwriting discounts and commissions and other expenses of $6.6 million, (iii) the contribution by Holdings to the Company of the net proceeds from the sale by Holdings of 6.9 million shares of its common stock in the IPO for $22 per share, which net proceeds amounted to $139.5 million, after underwriting discounts and commissions and other expenses of $12.3 million, (iv) the sale by the Company of the May 1998 Notes, which net proceeds amounted to $173.8 million, after underwriting discounts and commissions and other expenses of $6.2 million and (v) the amendments of the Company's Senior Credit Facilities to increase the borrowings available thereunder to $400.0 million from $200.0 million.

   The aggregate net proceeds from the Financing Transactions of $707.6 million have been assumed to be used to (i) prepay all $171.0 million of borrowings outstanding under the term loan facilities under the Company's Senior Credit Facilities prior to the amendments thereto, (ii) finance the aggregate purchase price of the 1998 Acquisitions of $388.6 million (see
   Note 1) and Aydin acquisition of $64.3 million (see Note 7) and (iii) increase cash and cash equivalents by $83.7 million. The February 1999 Common Stock Offering was completed on February 10, 1999. The sale of the December 1998 Notes was completed on December 11, 1998, and in February 1999, the Company exchanged all of the December 1998 Notes for notes identical in all material respects to the December 1998 Notes, except that the new notes are registered under the Securities Exchange Act of 1933. The IPO and the sale of the May 1998 Notes were completed on May 22, 1998 and the amendments to the Senior Credit Facilities were completed on August 19, 1998 and March 3, 1999. Except for the February 1999 Common Stock Offering, the effects of the Financing Transactions are included in the Company's historical balance sheet as of December 31, 1998.

                           L-3 COMMUNICATIONS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

   Assuming the Financing Transactions were completed on January 1, 1998, pro forma interest expense for the year ended December 31, 1998 would have increased by $11.3 million to $60.8 million. The details of interest expense after the Financing Transactions follow:



                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                          1998
                                                                     -------------
   Interest on the 1997 Notes (10.375% on
    $225.0 million)...............................................      $  23.4
   Interest on the May 1998 Notes (8.50% on
    $180.0 million)...............................................         15.3
   Interest on the December 1998 Notes (8.0% on
    $200.0 million)...............................................         16.0
   Commitment fee of 0.4% on unused portion of the Senior Credit
    Facilities (0.4% on $298.4 million)...........................          1.2
   Letter of credit fees .........................................          1.0
   Amortization of deferred debt issuance costs ..................          3.9
                                                                        -------
   Total pro forma interest expense ..............................      $  60.8
                                                                        =======

   The pro forma statements of operations do not reflect interest income on
   (i) the pro forma amount of net proceeds of $83.7 million that were assumed to be invested in cash and cash equivalents, remaining after applying the aggregate net proceeds from the Financing Transactions to finance the purchase of the 1998 Acquisitions and Aydin acquisition and prepay the term loan facilities or (ii) the $163.3 million cash balance on the pro forma balance sheet as of December 31, 1998 after the February 1999 Common Stock Offering and Aydin acquisition.


5. The pro forma statement of operations for the year ended December 31, 1998 includes the following historical data for the Aydin acquisition.



                                                       AYDIN
                                                  --------------
                                                   (in millions)
   Sales ......................................      $  77.9
   Costs and expenses .........................         99.0
                                                     -------
    Operating income (loss) ...................        (21.1)
   Interest and investment income .............          0.7
   Interest expense ...........................           --
                                                     -------
    Income (loss) before income taxes .........        (20.4)
   Income tax (benefit) provision .............        ( 0.8)
                                                     -------
    Net income (loss) .........................      $ (19.6)
                                                     =======

6. On April 16, 1999, the Company completed its acquisition of 100% of the common stock of Aydin. The purchase price of $64.3 million including estimated expenses net of cash acquired of $9.5 million (based on Aydin's historical balance sheet as of December 31, 1998) was financed with a portion of the net proceeds from the Financing Transactions (see Note 4). The estimated purchase price in excess of the net assets acquired for Aydin of $6.7 million is being amortized over 40 years resulting in a charge of $0.2 million per annum. In addition, the pro forma balance sheet as of December 31, 1998 includes the elimination of (i) $0.1 million of Aydin debt which was repaid in connection with the acquisition and (ii) $63.5 million of Aydin's historical shareholders' equity. The pro forma balance sheet also reflects these adjustments related to preliminary purchase price allocation:

   (a) an estimated $1.8 million reduction to contracts in process resulting from valuing acquired contracts in process at contract price, less the estimated cost to complete and an allowance for

                           L-3 COMMUNICATIONS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

      normal profit margin on the Company's effort to complete such contracts, and an estimated increase to contracts in process of $0.3 million related to valuing work-in-process and finished goods inventory at their fair values. The non-recurring charges to income resulting from these adjustments are not material to the pro forma statement of operations; and

  (b) an increase in deferred tax assets of $5.0 million to reflect the elimination of a valuation allowance of $5.0 million included in Aydin's historical financial statements to reflect the Company's ability to realize the acquired Aydin deferred tax assets on a consolidated basis.


 7. The adjustments made to the pro forma statement of operations for the year ended December 31, 1998 relating to the Aydin acquisition include (i) the elimination of $4.6 million of sales and $4.4 million of costs and expenses for the Microwave division included in Aydin's historical results of operations which Aydin sold in October 1998 and is not part of the continuining operations of Aydin that the Company acquired, (ii) the elimination of the gain of $5.6 million (pre-tax and after tax) resulting from Aydin's sale of its Microwave division and (iii) an increase to costs and expenses of $0.2 million for the amortization expense for the Aydin acquisition purchase cost in excess of net assets acquired (see Note 7 below). A statutory (federal, state and foreign) tax rate of 39.1% was assumed on these pro forma adjustments, except for adjustment (b) because Aydin recognized no income tax expense on that gain as a result of its tax net operating losses.


 8. The pro forma adjustments for the February 1999 Common Stock Offering to the balance sheet as of December 31, 1998, include (i) an increase to cash and cash equivalents of $201.5 million representing the net proceeds therefrom, and (ii) a corresponding increase to common stock and additional paid-in capital within shareholders' equity of $201.5 million for those net proceeds.


 9. The pro forma adjustments were tax-effected, as appropriate, using a statutory (federal, state and foreign) tax rate of 39.1%.


10. Pro forma basic earnings per common share ("EPS") are computed based upon the weighted-average shares of common stock outstanding. Pro forma diluted EPS are computed based upon: (a) the weighted average shares of common stock and potential common stock outstanding, to the extent the potential common stock is not anti-dilutive; and (b) for the assumed purchase of common shares for treasury, an assumed average market price of Holdings' common stock of $27.90 per share for the year ended December 31, 1998 based on the IPO price of $22.00 for the period January 1, 1998 to May 19, 1998 (the date of the IPO) and actual average market prices of Holdings' common stock for the period May 20, 1998 to December 31, 1998. The pro forma weighted-average shares of common stock outstanding assume that the
    6.9 million and 5.0 million shares issued in connection with the IPO and February 1999 Common Stock Offering, respectively, were outstanding as of January 1, 1998.


11. Aydin's historical statement of operations for the year ended December 31, 1998 include a non-recurring charge of $19.8 million in costs and expenses related to a contract arbitration settlement. The pro forma statement of operations for the year ended December 31, 1998 adjusted to exclude this non-recurring charge and to adjust Aydin's benefit for income taxes to a statutory (federal, state and foreign) tax rate of 39.1% that reflects a tax provision related to recurring operations, would have been as follows:

                           L-3 COMMUNICATIONS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION


                                                 ADJUSTED
                                                 PRO FORMA
                                                YEAR ENDED
                                             DECEMBER 31, 1998
                                            ------------------
                                               ($ MILLIONS)
   Sales ..................................    $ 1,236.5
   Costs and expenses .....................      1,137.4
                                               ---------
    Operating income ......................         99.1
   Interest and investment income .........          3.4
   Interest expense .......................         60.8
                                               ---------
    Income before income taxes ............         41.7
   Income tax provision ...................         16.4
                                               ---------
    Net income ............................    $    25.3
                                               =========
   Earnings per common share:
    Basic .................................    $    0.78
                                               =========
    Diluted ...............................    $    0.75
                                               =========